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                                                                       Exhibit B

                                VOTING AGREEMENT

     This Voting Agreement is entered into as of January 29, 1998, between U.S. Aggregates, Inc., a Delaware corporation ("Purchaser"), and Building and Construction Capital Partners I, L.P., a California limited partnership (the "Stockholder").

                                    RECITALS
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     A.  Pursuant to that certain Agreement and Plan of Merger dated as of
January 29, 1998 (the "Merger Agreement") among Purchaser, Western Acquisition, Inc., a Delaware corporation and wholly owned indirect subsidiary of Purchaser ("Sub"), and Monroc, Inc., a Delaware corporation ("Monroc"), Sub will be merged with and into Monroc (the "Merger").

     B. The Stockholder is executing this Agreement as an inducement to Purchaser to enter into and execute the Merger Agreement.

     C. All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Purchaser:

     (a) The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions.

     (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, result in a violation of, or a default under, or conflict with, any contract, commitment, agreement or arrangement which the Stockholder is a party or by which the Stockholder is bound or affected, which violation, default or conflict would materially and adversely affect the Stockholder's ability to perform its obligations under this Agreement.

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     (c)  The Stockholder is the record holder of 1,650,000 shares of common stock, par value $.01 per share, of Monroc (the "Shares"). The Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Except for the Shares, the Stockholders is not the record or beneficial owner of any shares of capital stock of Monroc.

     2. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Stockholder:

     (a) Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions.

     (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, result in a violation of, or a default under, or conflict with, any contract, commitment, agreement or arrangement which Purchaser is a party or by which Purchaser is bound or affected, which violation, default or conflict would materially and adversely affect Purchaser's ability to perform its obligations under this Agreement.

     3. Disposition of Shares. During the term of this Agreement, the Stockholder hereby covenants and agrees that it shall not transfer ownership of or pledge any of its Shares unless the transferee or pledgee agrees in writing to be bound by the terms and conditions of this Agreement.

     4. Voting. During the term of this Agreement, the Stockholder hereby agrees that at any meeting of the stockholders of Monroc, however called, and in any action by consent of the stockholders of Monroc, the Stockholder shall vote its Shares owned as of the date hereof or hereafter acquired (a) in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby and (b) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or reasonably be expected to result in a breach of the Merger Agreement; provided, however, that the Stockholder has no obligation to vote in favor of adoption of any agreement other than the Merger Agreement as presently constituted or approval of any transaction other than those transactions described in the Merger Agreement.

     5. Proxy. During the term of this Agreement, the Stockholder hereby constitutes and appoints Purchaser, or any nominee of Purchaser, with full power of substitution, as his or its true and lawful attorney and proxy, for and in his, her or its name, place and stead, to vote as his, her or its proxy at any meeting of the stockholders of Monroc, however called (a) in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby and (b) against

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approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or reasonably be expected to result in a breach of the Merger Agreement; provided, however, that the Stockholder has no obligation and the Purchaser has no authority to vote in favor of adoption of any agreement other than the Merger Agreement as presently constituted or approval of any transaction other than those transactions described in the Merger Agreement. The Purchaser may sign such Stockholder's name to any written consent of the stockholders of Monroc with respect to the Shares but only with respect to matters referenced in clauses (a) and (b) of this Section 5 and subject to the limitations set forth in Section 4 and this
Section 5.

     6. Waiver of Appraisal Rights. To the extent applicable, the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have on the terms set forth in the Merger Agreement in effect on the date hereof.

     7. Termination. This Agreement shall terminate upon the earliest to occur of (a) the consummation of the Merger or (b) the termination of the Merger Agreement.

     8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     10. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, power or remedy preclude any other future exercise thereof or the exercise of any other right, power or remedy hereunder.

     11. Assignment. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by the parties to this Agreement without the express written consent of the other parties, and any such attempted assignment shall be void and unenforceable

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

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     13.  Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

     14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have teen duly given upon receipt) by delivery in person, by cable, telegram, telex or telecopies, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                    If to Purchaser:   U.S. Aggregates, Inc.
                                       400 South El Camino Real
                                       Suite 500
                                       San Mateo, California 94402
                                       Attn:  Michael J. Stone

                     with a copy to:   Kirkland & Ellis
                                       200 East Randolph Drive
                                       Chicago, Illinois 60601
                                       Attn:  John A. Schoenfeld, Esq.

                  If to Stockholder:   Richard Blum & Associates
                                       909 Montgomery Street
                                       Suite 400
                                       San Francisco, California 94133
                                       Attn:  Murray A. Indick, Esq.

                     with copies to:   LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                       136 South Main Street
                                       1000 Kearns Building
                                       Salt Lake City, Utah 84101
                                       Attn:  Nolan S. Taylor, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     15. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same

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instrument.  It shall not be necessary for all parties hereto to execute the same counterpart(s) of this Agreement for this Agreement to become effective

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.


                                U.S. AGGREGATES, INC.

                                By:        /s/ Michael J. Stone
                                       ---------------------------------
                                Name:  Michael J. Stone
                                Title: Executive Vice President


                                BUILDING AND CONSTRUCTION CAPITAL


                                By:  BUILDING AND CONSTRUCTION CAPITAL
                                     PARTNERS, L.P., as general partner


                                     By:       /s/ Mark Scholovinck
                                             ---------------------------
                                     Name:   Mark Sholovinck
                                     Title:  Chief Financial Officer

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